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                                                                                                   EXHIBIT 12
                     COLUMBUS SOUTHERN POWER COMPANY
     Computation of Consolidated Ratios of Earnings to Fixed Charges
                    (in thousands except ratio data)
                                                                                                      Twelve
                                                                                                      Months
                                                                  Year Ended December 31,             Ended
                                                    1994       1995       1996      1997       1998   6/30/99
Fixed Charges:
  Interest on First Mortgage Bonds. . . . . . . . $68,471    $66,811     $59,711    $55,156   $47,323  $44,564
  Interest on Other Long-term Debt. . . . . . . .  10,221      8,829      12,125     15,525    23,594   25,875
  Interest on Short-term Debt . . . . . . . . . .     817      1,328       2,400      5,104     3,493    2,880
  Miscellaneous Interest Charges. . . . . . . . .   4,566      4,657       4,374      4,729     4,459    4,406
  Estimated Interest Element in Lease Rentals . .   3,700      4,100       4,600      4,100     5,300    5,300
       Total Fixed Charges. . . . . . . . . . . . $87,775    $85,725     $83,210    $84,614   $84,169  $83,025

Earnings:
  Net Income (Loss) . . . . . . . . . . . . . . .$109,845   $110,616   $107,108   $119,379   $133,044 $130,634
  Plus Federal Income Taxes . . . . . . . . . . .  49,838     58,648     60,302     69,760     71,202   70,923
  Plus State Income Taxes . . . . . . . . . . . .       1          7         11          6          3       30
  Plus Fixed Charges (as above) . . . . . . . . .  87,775     85,725     83,210     84,614     84,169   83,025
       Total Earnings . . . . . . . . . . . . . .$247,459   $254,996   $250,631   $273,759   $288,418  284,612

Ratio of Earnings to Fixed Charges. . . . . . . .    2.81       2.97       3.01       3.23       3.42     3.42


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